Exhibit 99.1

Unique Fabricating to Close Fort Smith, Arkansas Manufacturing Facility

Auburn Hills, MI - February 13, 2018 -- Unique Fabricating, Inc. (NYSE MKT: UFAB) which engineers and manufactures multi-material foam, rubber, and plastic components utilized in noise, vibration and harshness management and air/water sealing applications for the automotive and industrial appliance market, today announced it will close its manufacturing facility in Fort Smith, Arkansas to further streamline the company's operations, improve efficiency and better position its production assets geographically to support growth.

The company expects to close its Fort Smith manufacturing facility in June 2018 before its lease expires and plans to transfer scheduled production to be transferred to the company's other existing manufacturing facilities, including plants located in Evansville, IN and Monterrey, MX. The decision will impact approximately 20 employees. Unique Fabricating has committed to providing severance and transition assistance to all affected employees.

In connection with this closure, the company expects to incur charges of approximately $150,000 - $250,000 related to severance costs and approximately $400,000-$500,000 related to equipment relocation, and other closing considerations. The cost savings to be realized as a result of the closure are expected to be around $600,000-$700,000 annually. The Company will provide an update to investors during their fourth quarter and year-end 2017 earnings conference call.

Following the closure, the company expects to market the facility, which currently has a net book value of approximately $700,000, for sale.

"The contributions from the Ft. Smith team played a key role in the Prescotech integration effort, and I would like to thank each of our employees at this facility for their commitment, service and ongoing support,” said John Weinhardt, CEO of Unique Fabricating. “The consolidation of this facility into existing plants streamlines our operations and places our organization in a better geographical position to grow at expected higher volumes in the future.  I am confident this rationalization of our production facilities will make us a stronger organization overall and is the best long-term solution for Unique Fabricating and our shareholders.”
About Unique Fabricating, Inc.
Unique Fabricating, Inc. (NYSE MKT: UFAB) engineers and manufactures components for customers in the automotive and industrial appliance market. The Company's solutions are comprised of multi-material foam, rubber, and plastic components and utilized in noise, vibration and harshness (NVH) management, acoustical management, water and air sealing, decorative and other functional applications. Unique leverages proprietary manufacturing processes including die cutting, thermoforming, compression molding, fusion molding, and reaction injection molding to manufacture a wide range of products including air management products, heating ventilating and air conditioning (HVAC), seals, fender stuffers, air ducts, acoustical insulation, door water shields, gas tank pads, light gaskets, topper pads, mirror gaskets and glove box liners. The Company is headquartered in Auburn Hills, Michigan. For more information, visit http://www.uniquefab.com/.

Investor Contact:
Hayden IR
Rob Fink/Brett Maas
646-415-8972/646-536-7331

ufab@haydenir.com

Source: Unique Fabricating, Inc.